EXHIBIT 99.3
LIVE NATION ENTERTAINMENT ANNOUNCES CLOSING OF
$1.0 BILLION 3.125% CONVERTIBLE SENIOR NOTES DUE 2029

LOS ANGELES – January 12, 2023 – Live Nation Entertainment, Inc. (NYSE: LYV) today announced the completion of its previously announced offering of $1.0 billion in aggregate principal amount of 3.125% convertible senior notes due 2029. The offering size was increased from the original offering size of $850.0 million aggregate principal amount of notes in response to investor demand and after full exercise of the “greenshoe” option.

“It’s incredible to see the confidence the market has in live entertainment and the future of Live Nation, with demand reaching almost five times that of our offering on very attractive terms,” said Michael Rapino, President and Chief Executive Officer of Live Nation Entertainment. “Our pipeline for 2023 remains strong and this added capital bolsters our already strong balance sheet as we continue to grow our business globally through acquisitions and investments.”

Proceeds from the transaction will be used to repurchase a portion of the company’s existing 2.5% convertible senior notes due March 2023, to pay related fees and expenses, to pay costs associated with capped call transactions entered into in connection with the offering, and for general corporate purposes, which may include the repayment or repurchase of certain of the company’s outstanding indebtedness. This offering enables Live Nation to minimize share dilution from the 2.5% convertible senior notes due March 2023, and the capped call transaction is designed to mitigate potential equity dilution and raise the conversion premium of the new convertible notes from 50% to 100%.

About Live Nation Entertainment
Live Nation Entertainment (NYSE: LYV) is the world’s leading live entertainment company comprised of global market leaders: Ticketmaster, Live Nation Concerts and Live Nation Media & Sponsorship. For additional information, visit www.livenationentertainment.com.

Contact:

Investors: IR@livenation.com
Media: Media@livenation.com